Exhibit 99.1

Spartan Motors Announces Business Transformation

to Focus on its Delivery and Specialty Vehicle Segments,

Divests Emergency Response Business Unit

CHARLOTTE, Mich., February 3, 2020 – Spartan Motors, Inc. (NASDAQ: SPAR) (the "Company"), the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last mile delivery, specialty service and vocation-specific upfit segments), as well as for the recreational vehicle markets, today announced the sale of its Emergency Response (ER) segment to REV Group, Inc. (NYSE: REVG). REV Group (REVG) paid approximately $55 million in cash at closing, which is subject to a net working capital adjustment, and assumed certain liabilities of the ER segment. The transaction has been unanimously approved by the Company’s Board of Directors.

“The divestiture of the ER business unit will give us the speed and flexibility needed to further focus on accelerating growth and profitability in our commercial, fleet, delivery, and specialty vehicles markets where we see the biggest opportunity to generate higher returns,” said Daryl Adams, President and Chief Executive Officer. “By freeing up additional resources and capital to better serve our target markets and make additional strategic investments, we can continue to evolve to meet the needs of our customers and provide long-term value to our shareholders.”

The ER business unit had revenue of approximately $253.3 million for the 12 months ended September 30, 2019. Proceeds from the sale, effective February 1, 2020, will be initially used to pay down debt and support working capital requirements. As part of the transaction, REVG purchased the rights to the “Spartan” brand name. Accordingly, the Company will be changing its corporate name in the coming months, subject to shareholder approval. REVG has licensed the "Spartan" name and the “Spartan diamond” logo back to the Company for use in the Company's RV chassis business.

“The divestiture marks an important step in our business transformation. E-commerce, electrification and autonomous technologies are driving dramatic change in the industry and this action positions us to continue to provide leading solutions for our customers. I appreciate the dedication of our ER associates over the past 45 years and I wish them success,” concluded Adams.

For more information, please visit www.spartanmotors.com/transformation.

About Spartan Motors

Spartan Motors, Inc. is the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last-mile delivery, specialty service and vocation-specific upfit segments), as well as for recreational vehicle markets. The Company is organized into two core business segments: Spartan Fleet Vehicles and Services and Spartan Specialty Vehicles. Today, its family of brands also include Utilimaster, Royal Truck Body, Strobes-R-Us, Spartan Chassis, Spartan Authorized Parts, Spartan Authorized Service Centers, and Spartan Factory Service Centers. Spartan Motors and its go-to-market brands are well known in their respective industries for quality, durability, aftermarket product support and first-to-market innovation. The Company employs approximately 2,500 associates, and operates facilities in Michigan, Indiana, Pennsylvania, South Carolina, Florida, Missouri, California, Arizona, Texas, and Saltillo, Mexico. Spartan reported sales of $816 million in 2018. Learn more about Spartan Motors at www.spartanmotors.com.

Spartan Motors, Inc.

This release contains several forward-looking statements that are not historical facts. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include difficulties we may encounter in separating this business unit from Spartan’s retained businesses and transferring the Emergency Response business to REV Group; operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; changes in our relationships with major customers, suppliers, or other business partners; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

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CONTACT:

Investors:

Juris Pagrabs

Group Treasurer & Director of Investor Relations

Spartan Motors, Inc.

(517) 997-3862

Media:

Samara Hamilton
Corporate Director of Marketing and Communications
Spartan Motors, Inc.
Samara.Hamilton@spartanmotors.com
(517) 997-3860

Spartan Motors, Inc.